Exhibit 99.1

Hydra Industries Acquisition Corp. Stockholders Approve Extension of Date to Consummate Business Combination

NEW YORK, October 27, 2016 /PRNewswire/

Hydra Industries Acquisition Corp. (NASDAQ: HDRA, “Hydra”) today announced that Hydra’s stockholders have approved an extension of the date by which it must complete a business combination (the “Extension”).

Hydra obtained the Extension in order to allow more time to complete its previously announced business combination with Inspired Gaming Group (“Inspired”), a global games technology company, supplying Virtual Sports, Mobile Gaming and server-based gaming systems with associated terminals and digital content to regulated betting and gaming operators around the world. The Extension allows Hydra until December 29, 2016 to complete the business combination.

Following redemptions associated with the Extension, a total of approximately $45.8 million remains in Hydra’s trust account, which, together with $20.0 million from a forward equity purchase contract with an affiliate of Macquarie Capital, should result in approximately $65.8 million being available for use in connection with the proposed business combination with Inspired.

Hydra Chairman and CEO Lorne Weil commented, “We are excited about the level of interest we continue to see as we have met with investors. We look forward to closing on the transaction in the coming weeks with the support of our stockholders.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements concerning the potential business combination. These statements are based on Hydra’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Hydra’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Hydra’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov.

About Inspired Gaming Group

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and server-based gaming systems with associated terminals and digital content to regulated betting and gaming operators around the world. Inspired currently operates more than 25,000 digital gaming terminals and supplies its Virtual Sports products in more than 30,000 venues and on over 200 websites in 30 countries. Inspired employs over 800 employees in the UK and elsewhere, developing and operating digital games and networks.

Additional information can be found at www.inspiredgaminggroup.com

About Hydra Industries Acquisition Corp.

Hydra is a blank check company formed for the purpose of effecting a merger or other business combination with a target company. Hydra was founded by gaming industry veteran Lorne Weil and raised $80 million on October 29, 2014 in its Initial Public Offering. In addition, Macquarie Capital co-sponsored Hydra’s efforts to source acquisitions and provided a $20 million forward equity commitment which, with Hydra’s existing cash in trust, will be used to fund the proposed transaction.

Additional information can be found at www.hydraspac.com.

About Macquarie and Macquarie Capital

Macquarie Group ("Macquarie") is a global provider of banking, financial, advisory, investment and funds management services. Macquarie's main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world. Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries. Macquarie employs approximately 14,000 people and has assets under management of over $367.4 billion (as of March 31, 2016).

Macquarie Capital comprises Macquarie Group's corporate advisory, capital markets and principal investing capabilities. Macquarie Capital's expertise spans a variety of industry sectors, including telecommunications, media, entertainment, gaming, financial institutions, industrials, energy, resources, real estate, infrastructure, utilities and renewables.

The Company and its directors and executive officers may be deemed to be participants in a solicitation of proxies for a special meeting of stockholders to be held to approve the proposed business combination. Information regarding the Company's directors and executive officers is available in its Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission. No person other than the Company has been authorized to give any information or to make any representations on behalf of the Company in connection with the proposed business combination, and if given or made, such other information or representations must not be relied upon as having been made or authorized by the Company.

Contact:

George Peng

Chief Financial Officer

(646) 565-6940